Filed Pursuant to Rule 433

Registration No. 333-202524
FREE WRITING PROSPECTUS

August 10, 2016

(To Prospectus dated March 5, 2015,

Prospectus Supplement dated March 5, 2015 and

Stock-Linked Underlying Supplement dated March 5, 2015)

HSBC USA Inc.
Autocallable Yield Notes

▶	Autocallable Yield Notes linked to three Reference Stocks (the common stocks of Bank of America Corporation, Citigroup Inc. and JPMorgan Chase & Co.)
▶	12 month term
▶	Annualized quarterly coupons of at least 10.00% per annum (to be determined on the Pricing Date), to be paid in equal quarterly installments
▶	Contingent return of principal
▶	If the notes are not called and a Trigger Event occurs, you will receive shares of the Least Performing Reference Stock or the cash value of those shares; in that case, you will lose all or a portion of your principal amount
▶	A Trigger Event will occur if one or more of the Reference Stocks has a Final Price that is less than its Trigger Price (which is 75% of the Initial Price)
▶	Callable quarterly on or after November [ ], 2016 if the price of each Reference Stock is at or above its Initial Price
▶	All payments on the notes are subject to the credit risk of HSBC USA Inc.

The Autocallable Yield Notes (each a “Note” and collectively the “Notes”) offered hereunder will not be listed on any U.S. securities exchange or automated quotation system.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement or Stock-Linked Underlying Supplement. Any representation to the contrary is a criminal offense.

We have appointed HSBC Securities (USA) Inc., an affiliate of ours, as the agent for the sale of the Notes. HSBC Securities (USA) Inc. will purchase the Notes from us for distribution to other registered broker-dealers or will offer the Notes directly to investors. HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, the pricing supplement to which this free writing prospectus relates is being used in a market-making transaction. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-18 of this free writing prospectus.

Investment in the Notes involves certain risks. You should refer to “Risk Factors” beginning on page FWP-9 of this document, page S-1 of the accompanying prospectus supplement and page S-1 of the accompanying Stock-Linked Underlying Supplement.

The Estimated Initial Value of the Notes on the Pricing Date is expected to be between $950 and $980 per Note, which will be less than the price to public. The market value of the Notes at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” on page FWP-5 and “Risk Factors” beginning on page FWP-9 of this document for additional information.

	Price to Public	Underwriting Discount[1]	Proceeds to Issuer
Per Note	$1,000
Total

1HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 1.25% per $1,000 Principal Amount of Notes in connection with the distribution of the Notes to other registered broker-dealers. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-18 of this free writing prospectus.

The Notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

HSBC USA Inc.

12-Month Autocallable Yield Notes

Linked to Three Reference Stocks

Indicative Terms*

Principal Amount	$1,000 per Note
Term	12 months
Call Feature	The Notes will be automatically called if the Official Closing Price of each Reference Stock is at or above its Initial Price on any Observation Date on or after November [ ], 2016.** In such case, you will receive a cash payment, per $1,000 Principal Amount of Notes, equal to the Principal Amount plus the coupon payment payable on the corresponding Call Payment Date.**
Reference Asset	Composed of the common stock of Bank of America Corporation (“BAC”), Citigroup Inc. (“C”) and JPMorgan Chase & Co. (“JPM”) (each a “Reference Stock” and together the “Reference Stocks”).
Annual Coupon Rate	At least 10.00% per annum, payable at 2.50% of the Principal Amount per quarter (to be determined on the Pricing Date).
Payment at Maturity per Note

Unless the Notes are automatically called, for each $1,000 Principal Amount of Notes, you will receive a payment on the Maturity Date calculated as follows, plus the final coupon payment:

■ If a Trigger Event does not occur, 100% of the Principal Amount.

■ If a Trigger Event occurs, (i) the Physical Delivery Amount in shares of the Least Performing Reference Stock, or (ii) at our option, the cash value of those shares as of the Final Valuation Date.

Trigger Event	A Trigger Event occurs if the Official Closing Price of any Reference Stock is below its Trigger Price on the Final Valuation Date.**
Trigger Price	For each Reference Stock, 75% of its Initial Price.
Physical Delivery Amount	A number of shares of the Least Performing Reference Stock calculated by dividing the Principal Amount by the Initial Price of the Least Performing Reference Stock.
Least Performing Reference Stock	The Reference Stock with the lowest Final Return.
Final Return	For each Reference Stock: Final Price – Initial Price Initial Price
Trade Date and Pricing Date	August [ ], 2016
Original Issue Date	August [ ], 2016
Final Valuation Date	August [ ], 2017
Maturity Date	August [ ], 2017
CUSIP/ISIN	40433UTL0/US40433UTL07

* As more fully described beginning on page FWP-4.

** See page FWP-5 for Observation Dates, Call Payment Dates and Coupon Payment Dates.

The Notes

The Notes may be suitable for investors who believe that the Final Price of each Reference Stock will not be less than its Trigger Price and who seek fixed quarterly coupon payments (higher than the yield on traditional conventional debt securities with a similar term and issued by issuers with a credit rating similar to ours), as long as the Notes are not automatically called.

If the Notes are not automatically called and if a Trigger Event does not occur on the Final Valuation Date, you will receive the Principal Amount at maturity plus the final coupon payment.

If the Notes are not automatically called and if a Trigger Event occurs on the Final Valuation Date, you may lose some or all of your Principal Amount and may be paid in shares of the Least Performing Reference Stock or the cash value of those shares. In that case, even with the coupon payments made prior to maturity, your return on the Notes may be negative.

If the Official Closing Price of each Reference Stock is at or above its Initial Price on any Observation Date, your Notes will be automatically called and you will receive a payment equal to the Principal Amount plus the coupon payment payable on the corresponding Call Payment Date.

The offering period for the Notes is through August [ ], 2016

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Illustration of Payment Scenarios

Your payment on the Notes will depend on whether the Notes have been automatically called and whether a Trigger Event occurs. Regardless of whether a Trigger Event occurs, you will receive your quarterly coupons on each Coupon Payment Date, subject to your Notes being automatically called. If you lose some or all of your Principal Amount, even with the coupon payments made prior to maturity, your return on the Notes may be negative.

Information about the Reference Stocks

Reference Stocks:
Reference Stock Issuers	Ticker Symbol	Relevant Exchange	Initial Price[1]
Bank of America Corporation	BAC	NYSE
Citigroup Inc.	C	NYSE
JPMorgan Chase & Co.	JPM	NYSE

1 For each Reference Stock, the Official Closing Price of that Reference Stock on the Pricing Date.

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HSBC USA Inc.
Autocallable Yield Notes

This free writing prospectus relates to a single offering of Autocallable Yield Notes. The Notes will have the terms described in this free writing prospectus and the accompanying prospectus supplement, prospectus and Stock-Linked Underlying Supplement. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus supplement, prospectus or Stock-Linked Underlying Supplement, the terms described in this free writing prospectus shall control.

This free writing prospectus relates to an offering of Notes linked to the performance of three common stocks (the “Reference Asset”). The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. linked to the Reference Asset as described below. The following key terms relate to the offering of Notes:

Issuer:	HSBC USA Inc.
Principal Amount:	$1,000 per Note
Reference Stocks:	The common stocks of the following Reference Stock Issuers:
	Reference Stock Issuer	Ticker Symbol	Relevant Exchange	Initial Price[1]

	Bank of America Corporation	BAC	NYSE
	Citigroup Inc.	C	NYSE
	JPMorgan Chase & Co.	JPM	NYSE
[1] For each Reference Stock, the Official Closing Price on the Pricing Date.
Trade Date:	August [ ] , 2016
Pricing Date:	August [ ] , 2016
Original Issue Date:	August [ ] , 2016
Final Valuation Date:	August [ ] , 2017, subject to adjustment as described under “Additional Terms of the Notes―Valuation Dates” in the accompanying Stock-Linked Underlying Supplement.
Maturity Date:	3 business days after the Final Valuation Date, expected to be August [ ] , 2017. The Maturity Date is subject to adjustment as described under “Additional Terms of the Notes―Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Stock-Linked Underlying Supplement.
Call Feature:	We will automatically call the Notes if the Official Closing Price of each Reference Stock is at or above its Initial Price on any Observation Date. If the Notes are automatically called, you will receive a cash payment, per $1,000 Principal Amount of Notes, equal to the Principal Amount plus the coupon payment payable on the corresponding Call Payment Date.
Payment at Maturity:	Unless the Notes are automatically called, on the Maturity Date, for each $1,000 Principal Amount of Notes, we will pay you the Final Settlement Value plus the final coupon payment.
Final Settlement Value:

If the Notes are not automatically called you will receive a payment on the Maturity Date calculated as follows, in addition to the final coupon payment:

▶ If a Trigger Event does not occur, 100% of the Principal Amount.

▶ If a Trigger Event occurs, (i) the Physical Delivery Amount in shares of the Least Performing Reference Stock, or (ii) at our option, the cash value of those shares as of the Final Valuation Date. In such a case, you may lose up to 100% of your Principal Amount regardless of the performance of the other Reference Stocks.

Physical Delivery Amount:	A number of shares of the Least Performing Reference Stock calculated by dividing the Principal Amount by the Initial Price of the Least Performing Reference Stock. Fractional shares will be paid in cash based on the Final Price of the Least Performing Reference Stock. The Physical Delivery Amount is subject to adjustment as described in the accompanying Stock-Linked Underlying Supplement.
Trigger Event:	A Trigger Event occurs if the Official Closing Price of any of the Reference Stocks is below its Trigger Price on the Final Valuation Date.

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Trigger Price:	For each Reference Stock, 75% of the Initial Price of that Reference Stock.
Least Performing Reference Stock:	The Reference Stock with the lowest Final Return.
Observation Dates:	The [ ]th day of each February, May, August and November, commencing on November [ ], 2016 and ending on the Final Valuation Date. The Observation Dates are subject to postponement as described under “Additional Terms of the Notes―Valuation Dates” in the accompanying Stock-Linked Underlying Supplement.
Call Payment Dates:	The Coupon Payment Date following the applicable Observation Date. The Call Payment Dates are subject to postponement as described under “Additional Terms of the Notes―Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Stock-Linked Underlying Supplement.
Annual Coupon Rate (paid quarterly):	At least 10.00% per annum, to be paid at 2.50% of the Principal Amount per quarter (to be determined on the Pricing Date).
Coupon Payment Dates:	The [ ]th day of each February, May, August and November, commencing on November [ ], 2016 and ending on the Maturity Date. The Coupon Payment Dates are subject to postponement as described under “Additional Terms of the Notes―Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Stock-Linked Underlying Supplement.
Final Return:	With respect to each Reference Stock, the quotient, expressed as a percentage, calculated as follows: Final Price – Initial Price Initial Price
Initial Price:	With respect to each Reference Stock, its Official Closing Price on the Pricing Date.
Final Price:	With respect to each Reference Stock, its Official Closing Price on the Final Valuation Date, subject to adjustment as described under “Additional Terms of the Notes—Antidilution and Reorganization Adjustments” in the accompanying Stock-Linked Underlying Supplement.
Official Closing Price:	With respect to each Reference Stock, the Official Closing Price on any scheduled trading day during the term of the Notes will be its relevant official price of one share on its Relevant Exchange as of the close of the regular trading session of such exchange and as reported in that exchange’s official price determination mechanism, as further described under “Additional Terms of the Notes—Official Closing Price” in the accompanying Stock-Linked Underlying Supplement.
CUSIP/ISIN:	40433UTL0/US40433UTL07
Form of Notes:	Book-Entry
Listing:	The Notes will not be listed on any securities exchange or quotation system.
Estimated Initial Value:	The Estimated Initial Value of the Notes will be less than the price you pay to purchase the Notes. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market, if any, at any time. The Estimated Initial Value will be calculated on the Pricing Date and will be set forth in the pricing supplement to which this free writing prospectus relates. See “Risk Factors—The Estimated Initial Value of the Notes, which will be determined by us on the Pricing Date, will be less than the price to public and may differ from the market value of the Notes in the secondary market, if any.”

The Trade Date, the Pricing Date and the other dates set forth above are subject to change, and will be set forth in the final pricing supplement relating to the Notes.

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GENERAL

This free writing prospectus relates to the offering of Notes identified on the cover page. The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. We reserve the right to withdraw, cancel or modify this offering and to reject orders in whole or in part. Although the offering of Notes relates to the Reference Stocks, you should not construe that fact as a recommendation as to the merits of acquiring an investment in any Reference Stock or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated March 5, 2015, the prospectus supplement dated March 5, 2015 and the Stock-Linked Underlying Supplement dated March 5, 2015. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus supplement, prospectus, or Stock-Linked Underlying Supplement, the terms described in this free writing prospectus shall control. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page FWP-9 of this free writing prospectus, beginning on page S-1 of the prospectus supplement and beginning on page S-1 of the Stock-Linked Underlying Supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, prospectus supplement and Stock-Linked Underlying Supplement) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus, prospectus supplement and Stock-Linked Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and Stock-Linked Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You may also obtain:

▶	The Stock-Linked Underlying Supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420415014323/v403651_424b2.htm
▶	The prospectus supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420415014311/v403645_424b2.htm
▶	The prospectus at: http://www.sec.gov/Archives/edgar/data/83246/000119312515078931/d884345d424b3.htm

We are using this free writing prospectus to solicit from you an offer to purchase the Notes. You may revoke your offer to purchase the Notes at any time prior to the time at which we accept your offer by notifying HSBC Securities (USA) Inc. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any material changes to the terms of the Notes, we will notify you.

PAYMENT ON THE NOTES

Call Feature

The Notes will be automatically called if the Official Closing Price of each Reference Stock is at or above its Initial Price on any Observation Date. If the Notes are automatically called, investors will receive a cash payment per $1,000 Principal Amount of Notes equal to the Principal Amount plus the coupon payment payable on the corresponding Call Payment Date.

Maturity

Unless the Notes are automatically called, on the Maturity Date and for each $1,000 Principal Amount of Notes, you will receive a cash payment equal to the final coupon payment plus the Final Settlement Value determined as follows:

▶	If a Trigger Event does not occur, 100% of the Principal Amount.

▶	If a Trigger Event occurs, (i) the Physical Delivery Amount in shares of the Least Performing Reference Stock, or (ii) at our option, the cash value of those shares as of the Final Valuation Date. In such a case, you may lose up to 100% of your Principal Amount regardless of the performance of the other Reference Stocks.

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Coupon

Unless the Notes are automatically called, on each Coupon Payment Date, for each $1,000 Principal Amount of Notes, you will be paid an amount equal to the product of (a) $1,000 multiplied by (b) the Annual Coupon Rate divided by four. The expected Coupon Payment Dates are set forth above. The Coupon Payment Dates are subject to postponement for non-business days and other events as described under “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Stock-Linked Underlying Supplement. For information regarding the record dates applicable to the Coupons paid on the Notes, please see the section entitled “Description of Notes―Interest and Principal Payments―Recipients of Interest Payments” on page S-12 in the accompanying prospectus supplement.

The Annual Coupon Rate will be at least 10.00% per annum, to be determined on the Pricing Date, and to be paid in equal quarterly installments.

Calculation Agent

We or one of our affiliates will act as calculation agent with respect to the Notes.

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INVESTOR SUITABILITY

The Notes may be suitable for you if:

▶	You believe that the Official Closing Price of each of the Reference Stocks will not be below its Trigger Price on the Final Valuation Date.

▶	You are willing to receive shares of the Least Performing Reference Stock as payment on the Notes if a Trigger Event occurs.

▶	You are willing to make an investment that is potentially exposed to downside performance of the Least Performing Reference Stock on a 1-to-1 basis.

▶	You are willing to hold Notes that will be automatically called on any Observation Date on which the Official Closing Price of each Reference Stock is at or above its Initial Price.

▶	You are willing to invest in the Notes based on the fact that your maximum potential return is the coupon being offered with respect to the Notes.

▶	You are willing to be exposed to the possibility of early redemption.

▶	You are willing to forgo dividends or other distributions paid to holders of the Reference Stocks.

▶	You are willing to hold the Notes to maturity.

▶	You do not seek an investment for which there will be an active secondary market.

▶	You are willing to accept the risk and return profile of the Notes versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

▶	You are comfortable with the creditworthiness of HSBC, as Issuer of the Notes.

The Notes may not be suitable for you if:

▶	You believe that the Official Closing Price of one or more of the Reference Stocks will be below its Trigger Price on the Final Valuation Date.

▶	You are unwilling to receive shares of the Least Performing Reference Stock as payment on the Notes if a Trigger Event occurs.

▶	You are unwilling to make an investment that is potentially exposed to downside performance of the Least Performing Reference Stock on a 1-to-1 basis.

▶	You are unable or unwilling to hold Notes that will be automatically called on any Observation Date on which the Official Closing Price of each Reference Stock is at or above its Initial Price, or you are otherwise unable or unwilling to hold the Notes to maturity.

▶	You are unwilling to invest in the Notes based on the fact that your maximum potential return is the coupon being offered with respect to the Notes.

▶	You are unwilling to be exposed to the possibility of early redemption.

▶	You prefer to receive the dividends or other distributions paid on the Reference Stocks.

▶	You prefer a product that provides upside participation in the Reference Stocks, as opposed to the coupon being offered with respect to your Notes.

▶	You seek an investment for which there will be an active secondary market.

▶	You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

▶	You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the Notes.

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RISK FACTORS

We urge you to read the section “Risk Factors” beginning on page S-1 in the accompanying prospectus supplement and beginning on page S-1 of the accompanying Stock-Linked Underlying Supplement. Investing in the Notes is not equivalent to investing directly in any of the Reference Stocks. You should understand the risks of investing in the Notes and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the Notes in light of your particular financial circumstances and the information set forth in this free writing prospectus and the accompanying prospectus, prospectus supplement and Stock-Linked Underlying Supplement.

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement and Stock-Linked Underlying Supplement, including the explanation of risks relating to the Notes described in the following sections:

▶	“—Risks Relating to All Note Issuances” in the prospectus supplement; and
▶	“—General Risks Related to Reference Stocks” in the Stock-Linked Underlying Supplement.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

The Notes do not guarantee return of principal and you may lose all of your Principal Amount.

The Notes do not guarantee any return of principal. The Notes differ from ordinary debt securities in that if the Notes are not automatically called and if a Trigger Event occurs on the Final Valuation Date, we will pay you shares of the Least Performing Reference Stock or, at our option, the cash value of those shares. In that case, the Payment at Maturity is expected to worth significantly less than the Principal Amount and you could lose all of your Principal Amount if the Final Price of the Least Performing Reference Stock falls to zero. In that case, even with the coupon payments made prior to maturity, your return on the Notes may be negative.

You will not participate in any appreciation in the price of any of the Reference Stocks.

The Notes will not pay more than the Principal Amount, plus the coupon payments, at maturity or if the Notes are automatically called. Even if the Final Return of each Reference Stock is greater than zero (regardless of whether a Trigger Event has occurred), you will not participate in the appreciation of any Reference Stock. Assuming the Notes are held to maturity, the maximum amount payable with respect to the Notes will not exceed the sum of the Principal Amount plus the coupon payments. Under no circumstances, regardless of the extent to which the price of any Reference Stock appreciates, will your return exceed the total amount of the coupon payments. In some cases, you may earn significantly less by investing in the Notes than you would have earned by investing in an instrument directly linked to the performance of the Reference Stocks.

The Notes are subject to the credit risk of HSBC USA Inc.

The Notes are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. All payments to be made on the Notes, including coupons and any return of principal at maturity or upon early redemption, as applicable, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.

If a Trigger Event occurs with respect to any Reference Stock, your return will be based on the Final Return of the Least Performing Reference Stock.

The performance of any of the Reference Stocks may cause a Trigger Event to occur. If the Notes are not automatically called and a Trigger Event occurs, your return will be based on the Final Return of the Least Performing Reference Stock without regard to the performance of the other Reference Stocks. As a result, you could lose all or some of your Principal Amount if a Trigger Event occurs, even if there is an increase in the price of the other Reference Stocks.

If the Physical Delivery Amount will be paid on the Notes, you will be subject to the price fluctuation of the Least Performing Reference Stock after the Final Valuation Date.

If a Trigger Event occurs on the Final Valuation Date and we plan to deliver to you the Physical Delivery Amount, the value of shares of the Least Performing Reference Stock may further decrease between the Final Valuation Date and the Maturity Date, and you will incur additional losses to the extent of such decrease. In addition, there is no assurance that an active trading market will continue for shares of the Least Performing Reference Stock or that there will be liquidity in that trading market.

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The Reference Stocks are concentrated in one sector.

All of the Reference Stocks are issued by companies in the financial sector. Although an investment in the Notes will not give holders any ownership or other direct interests in the Reference Stocks, the return on an investment in the Notes will be subject to certain risks associated with a direct equity investment in companies in the financial services sector. Accordingly, by investing in the Notes, you will not benefit from the diversification which could result from an investment linked to companies that operate in multiple sectors.

The Notes may be automatically called prior to the Maturity Date.

If the Notes are automatically called early, the holding period over which you will receive coupon payments could be as little as three months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable return for a similar level of risk in the event the Notes are automatically called prior to the Maturity Date.

Since the Notes are linked to the performance of more than one Reference Stock, you will be fully exposed to the risk of fluctuations in the prices of each Reference Stock.

Since the Notes are linked to the performance of more than one Reference Stock, the Notes will be linked to the individual performance of each Reference Stock. Because the Notes are not linked to a weighted basket, in which the risk is mitigated and diversified among all of the components of a basket, you will be exposed to the risk of fluctuations in the prices of the Stocks to the same degree for each Reference Stock. For example, in the case of Notes linked to a weighted basket, the return would depend on the weighted aggregate performance of the basket components reflected as the basket return. Thus, the depreciation of any basket component could be mitigated by the appreciation of another basket component, as scaled by the weightings of such basket components. However, in the case of these Notes, the individual performance of each of the Reference Stocks would not be combined to calculate your return and the depreciation of any of the Reference Stocks would not be mitigated by the appreciation of the other Reference Stocks. Instead, your return would depend on the Least Performing Reference Stock. In addition, to the extent that the Notes are linked to companies that operate in the same industry, it is possible that all of the Reference Stocks may decline due to factors that generally affect that industry.

The Notes are not insured or guaranteed by any governmental agency of the United States or any other jurisdiction.

The Notes are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Notes is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the payments due on the Notes.

The Estimated Initial Value of the Notes, which will be determined by us on the Pricing Date, will be less than the price to public and may differ from the market value of the Notes in the secondary market, if any.

The Estimated Initial Value of the Notes will be calculated by us on the Pricing Date and will be less than the price to public. The Estimated Initial Value will reflect our internal funding rate, which is the borrowing rate we use to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the Notes. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the Notes may be lower if it were based on the prices at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the Notes to be more favorable to you. We will determine the value of the embedded derivatives in the Notes by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the Notes that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market (if any exists) at any time.

The price of your Notes in the secondary market, if any, immediately after the Pricing Date will be less than the price to public.

The price to public takes into account certain costs. These costs, which will be used or retained by us or one of our affiliates, include the underwriting discount, our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the Notes, and the costs associated with structuring and hedging our obligations under the Notes. If you were to sell your Notes in the secondary market, if any, the price you would receive for your Notes may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your Notes in the secondary market, if any, at any time after issuance will vary based on many factors, including the value of the Reference Stocks and changes in market conditions, and cannot be predicted with accuracy. The Notes are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the Notes to maturity. Any sale of the Notes prior to maturity could result in a loss to you.

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If we were to repurchase your Notes immediately after the Original Issue Date, the price you receive may be higher than the Estimated Initial Value of the Notes.

Assuming that all relevant factors remain constant after the Original Issue Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed the Estimated Initial Value on the Pricing Date for a temporary period expected to be approximately 3 months after the Original Issue Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Original Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

The Notes lack liquidity.

The Notes will not be listed on any securities exchange. HSBC Securities (USA) Inc. is not required to offer to purchase the Notes in the secondary market, if any exists. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the Notes.

Potential conflicts of interest may exist.

HSBC and its affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. We will not have any obligation to consider your interests as a holder of the Notes in taking any action that might affect the value of your Notes.

Uncertain tax treatment.

For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S. Federal Income Tax Considerations” herein and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

FWP-11

ILLUSTRATIVE EXAMPLES

The following table and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the Final Price of any Reference Stock relative to its Initial Price. We cannot predict the Official Closing Price of any of the Reference Stocks on the Final Valuation Date. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events. You should not take this illustration or these examples as an indication or assurance of the expected performance of the Reference Stocks or return on the Notes. The Final Settlement Value may be less than the amount that you would have received from a conventional debt security with the same stated maturity, including those issued by HSBC. The numbers appearing in the table below and following examples have been rounded for ease of analysis.

The table below illustrates the total payment on the Notes on a $1,000 investment in the Notes for a hypothetical range of the Least Performing Reference Stock’s Final Returns from -100% to +100%, assuming that the Notes are not called prior to maturity. The following results are based solely on the assumptions outlined below. You should consider carefully whether the Notes are suitable to your investment goals.

▶	Principal Amount:	$1,000

▶	Trigger Price:	75% of the Initial Price of each Reference Stock

▶	Hypothetical Annual Coupon Rate (paid quarterly):	10.00% per annum, to be paid at 2.50% of the Principal Amount per quarter (the actual Annual Coupon Rate will be determined on the Pricing Date)

▶	Hypothetical Initial Price:	$100 with respect to each of BAC, C and JPM

Least Performing Reference Stock’s Final Return	Hypothetical Total Coupon Paid Over the Term of the Notes[1]	Hypothetical Final Settlement Value	Hypothetical Total Payments on the Notes	Hypothetical Total Return on the Notes
100.00%	$100.00	$1,000	$1,100.00	10.00%
90.00%	$100.00	$1,000	$1,100.00	10.00%
80.00%	$100.00	$1,000	$1,100.00	10.00%
70.00%	$100.00	$1,000	$1,100.00	10.00%
60.00%	$100.00	$1,000	$1,100.00	10.00%
50.00%	$100.00	$1,000	$1,100.00	10.00%
40.00%	$100.00	$1,000	$1,100.00	10.00%
30.00%	$100.00	$1,000	$1,100.00	10.00%
20.00%	$100.00	$1,000	$1,100.00	10.00%
10.00%	$100.00	$1,000	$1,100.00	10.00%
0.00%	$100.00	$1,000	$1,100.00	10.00%
-10.00%	$100.00	$1,000	$1,100.00	10.00%
-20.00%	$100.00	$1,000	$1,100.00	10.00%
-25.00%	$100.00	$1,000	$1,100.00	10.00%
-30.00%	$100.00	$700*	$800.00**	-20.00%**
-40.00%	$100.00	$600*	$700.00**	-30.00%**
-50.00%	$100.00	$500*	$600.00**	-40.00%**
-60.00%	$100.00	$400*	$500.00**	-50.00%**
-70.00%	$100.00	$300*	$400.00**	-60.00%**
-80.00%	$100.00	$200*	$300.00**	-70.00%**
-90.00%	$100.00	$100*	$200.00**	-80.00%**
-100.00%	$100.00	$0*	$100.00**	-90.00%**

1 The Hypothetical Annual Coupon Rate is 10.00% and if the Notes have been held to maturity, the hypothetical total amount of the coupons paid on the Notes as of the Maturity Date will equal $100.00, with coupon payments of $25.00 made on each Coupon Payment Date.

* If a Trigger Event occurs, we will pay you 10 shares of the Least Performing Reference Stock or at our option, the cash value of those shares based on the Final Price of the Least Performing Reference Stock.

** The total payment on the Notes and the total return on the Notes are calculated based on the Final Price of the Least Performing Reference Stock.

FWP-12

Hypothetical Examples of the Final Settlement Value

The three examples below set forth examples of hypothetical Final Settlement Values based on the following assumptions:

▶	Principal Amount of Notes:	$1,000

▶	Trigger Price:	75% of the Initial Price of each Reference Stock

▶	Hypothetical Annual Coupon Rate (paid quarterly):	10.00% per annum, to be paid at 2.50% per quarter (the actual Annual Coupon Rate will be determined on the Pricing Date)

▶	Hypothetical Initial Price:	$100 with respect to each of BAC, C and JPM

The actual Initial Prices with respect to BAC, C and JPM will be determined on the Pricing Date.

In addition to the Final Settlement Value, you will be entitled to receive coupon payments quarterly on each Coupon Payment Date, up to and including the Maturity Date (or the Call Payment Date corresponding to an Observation Date on which the Notes are automatically called, if applicable).

The examples provided herein are for illustration purposes only. The actual Final Settlement Value, if any, will depend on whether the Notes are automatically called and if a Trigger Event occurs and, if so, the Final Return of the Least Performing Reference Stock. You should not take these examples as an indication of potential payments. It is not possible to predict whether the Notes will be automatically called and whether a Trigger Event will occur and, if so, to what extent the Final Return of the Least Performing Reference Stock will be less than zero.

Example 1: The Notes are not automatically called and a Trigger Event occurs.

Reference Stock	Initial Price	Final Price
BAC	$100.00	$60.00 (60.00% of Initial Price)
C	$100.00	$40.00 (40.00% of Initial Price)
JPM	$100.00	$98.00 (98.00% of Initial Price)

Since the Final Price of each of BAC and C is below its Trigger Price on the Final Valuation Date, a Trigger Event occurs. However, C has the lowest Final Return and is the Least Performing Reference Stock.

Therefore, the Final Return of the Least Performing Reference Stock =

Final Price of C – Initial Price of C
Initial Price of C

= ($40.00 – $100.00) / $100.00= -60.00%

Final Settlement Value = Principal Amount/Initial Price of the Least Performing Reference Stock

= $1,000/$100 = 10 shares of the Least Performing Reference Stock

At our option, we may pay you the cash value of those shares based on the Final Price of the Least Performing Reference Stock, which is $400. Therefore, with the total coupon payments of $100.00 over the term of the Notes, the total payment on the Notes is $500.00.

FWP-13

Example 2: The Notes are not automatically called and a Trigger Event does not occur.

Reference Stock	Initial Price	Final Price
BAC	$100.00	$90.00 (90.00% of Initial Price)
C	$100.00	$93.00 (93.00% of Initial Price)
JPM	$100.00	$87.00 (87.00% of Initial Price)

Since the Final Price of each Reference Stock is not below its Trigger Price, a Trigger Event does not occur.

Therefore, the Final Settlement Value equals $1,000.

Additionally, with the total coupon payments of $100.00 over the term of the Notes, the total payment on the Notes is $1,100.00.

Example 3: The Notes are automatically called on the first Observation Date.

Reference Stock	Initial Price	Official Closing Price on the first Observation Date
BAC	$100.00	$110.00 (110.00% of Initial Price)
C	$100.00	$160.00 (160.00% of Initial Price)
JPM	$100.00	$120.00 (120.00% of Initial Price)

Since the Official Closing Price of each of the Reference Stocks is at or above their respective Initial Prices, the Notes are automatically called. Therefore, you would receive on the corresponding Call Payment Date the Principal Amount of $1,000 plus the coupon payment of $25.00 owed to you on that date. As a result, on the first Call Payment Date, you would be entitled to receive a total payment of $1,025.00. Once the Notes are automatically called, they will no longer remain outstanding and there will not be any further coupon payments on the Notes.

FWP-14

INFORMATION RELATING TO THE REFERENCE STOCKS

Description of Bank of America Corporation

Bank of America Corporation accepts deposits and offers banking, investing, asset management, and other financial and risk-management products and services. The company has a mortgage lending subsidiary, and an investment banking and securities brokerage subsidiary. Information filed by BAC with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-06523 or its CIK Code: 0000070858.

Historical Performance of Bank of America Corporation

The following table sets forth the quarterly high and low intraday prices, as well as end-of-quarter closing prices on the relevant exchange, of this Reference Stock for each quarter in the period from January 2, 2008 through August 8, 2016. We obtained the data in these tables from the Bloomberg Professional® service, without independent verification by us. All historical prices are denominated in US dollars and rounded to the nearest penny. Historical prices of this Reference Stock should not be taken as an indication of its future performance.

Quarter Ending	Quarter High ($)	Quarter Low ($)	Quarter Close ($)	Quarter Ending	Quarter High ($)	Quarter Low ($)	Quarter Close ($)
March 31, 2008	37.91	33.25	45.08	September 30, 2012	8.83	6.90	9.79
June 30, 2008	23.87	23.65	41.37	December 31, 2012	11.60	8.85	11.69
September 30, 2008	35.00	18.44	38.85	March 31, 2013	12.18	10.98	12.94
December 31, 2008	14.08	10.01	38.50	June 30, 2013	12.86	11.23	13.99
March 31, 2009	6.82	2.53	14.81	September 30, 2013	13.80	12.73	15.03
June 30, 2009	13.20	6.45	15.06	December 31, 2013	15.57	13.68	15.98
September 30, 2009	16.92	11.27	18.25	March 31, 2014	17.20	15.70	18.00
December 31, 2009	15.06	14.12	18.64	June 30, 2014	15.37	14.37	17.40
March 31, 2010	17.85	14.25	18.35	September 30, 2014	17.05	14.84	17.20
June 30, 2010	14.37	14.30	19.82	December 31, 2014	17.89	15.43	18.20
September 30, 2010	13.11	12.18	15.72	March 31, 2015	15.39	14.97	18.03
December 31, 2010	13.34	10.91	13.66	June 30, 2015	17.02	15.25	17.72
March 31, 2011	13.33	13.16	15.31	September 30, 2015	15.58	14.60	18.48
June 30, 2011	10.96	10.40	13.88	December 31, 2015	16.83	14.64	18.09
September 30, 2011	6.12	6.00	11.13	March 31, 2016	13.52	10.99	16.59
December 31, 2011	5.56	4.92	7.42	June 30, 2016	13.27	12.06	15.30
March 31, 2012	9.57	5.62	10.09	August 8, 2016*	15.14	12.45	15.19
June 30, 2012	8.18	6.72	9.78

* This free writing prospectus includes information for the third calendar quarter of 2016 for the period from July 1, 2016 through August 8, 2016. Accordingly, the “Quarter High,” “Quarter Low” and “Quarter Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2016.

The graph below illustrates the daily performance of this Reference Stock from January 2, 2008 through August 8, 2016 based on closing price information from the Bloomberg Professional® service. Past performance of this Reference Stock is not indicative of its future performance.

FWP-15

Description of Citigroup Inc.

Citigroup Inc. is diversified financial services holding company that provides a broad range of financial services to consumer and corporate customers. The company services include investment banking, retail brokerage, corporate banking, and cash management products and services. Information filed by C with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-09924 or its CIK Code: 0000831001.

Historical Performance of Citigroup Inc.

The following table sets forth the quarterly high and low intraday prices, as well as end-of-quarter closing prices on the relevant exchange, of this Reference Stock for each quarter in the period from January 2, 2008 through August 8, 2016. We obtained the data in these tables from the Bloomberg Professional® service, without independent verification by us. All historical prices are denominated in US dollars and rounded to the nearest penny. Historical prices of this Reference Stock should not be taken as an indication of its future performance.

Quarter Ending	Quarter High ($)	Quarter Low ($)	Quarter Close ($)	Quarter Ending	Quarter High ($)	Quarter Low ($)	Quarter Close ($)
March 31, 2008	214.20	180.00	298.90	September 30, 2012	32.72	24.91	35.25
June 30, 2008	167.60	165.80	273.50	December 31, 2012	39.56	32.70	40.18
September 30, 2008	205.10	128.50	222.10	March 31, 2013	44.24	40.29	47.91
December 31, 2008	67.10	30.50	235.00	June 30, 2013	47.97	41.60	53.56
March 31, 2009	25.30	9.70	75.80	September 30, 2013	48.51	47.16	53.30
June 30, 2009	29.70	24.30	44.80	December 31, 2013	52.11	47.60	53.68
September 30, 2009	48.40	25.50	54.20	March 31, 2014	47.60	46.19	55.28
December 31, 2009	33.10	31.50	50.00	June 30, 2014	47.10	45.18	49.59
March 31, 2010	40.50	31.10	44.00	September 30, 2014	51.82	46.55	54.13
June 30, 2010	37.60	35.30	50.70	December 31, 2014	54.11	48.11	56.94
September 30, 2010	39.00	36.20	43.00	March 31, 2015	51.52	46.60	54.72
December 31, 2010	47.30	39.10	48.50	June 30, 2015	55.24	51.00	57.63
March 31, 2011	44.20	43.40	51.50	September 30, 2015	49.61	47.10	60.94
June 30, 2011	41.64	36.76	46.90	December 31, 2015	51.75	47.71	56.46
September 30, 2011	25.62	23.19	43.05	March 31, 2016	41.75	34.52	51.61
December 31, 2011	26.31	21.40	34.40	June 30, 2016	42.39	38.32	47.84
March 31, 2012	36.55	27.16	38.40	August 8, 2016*	45.86	40.03	46.16
June 30, 2012	27.41	24.61	37.14

* This free writing prospectus includes information for the third calendar quarter of 2016 for the period from July 1, 2016 through August 8, 2016. Accordingly, the “Quarter High,” “Quarter Low” and “Quarter Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2016.

The graph below illustrates the daily performance of this Reference Stock from January 2, 2008 through August 8, 2016 based on closing price information from the Bloomberg Professional® service. Past performance of this Reference Stock is not indicative of its future performance.

FWP-16

Description of JPMorgan Chase & Co.

JPMorgan Chase & Co. provides global financial services and retail banking. The company provides services such as investment banking, treasury and securities services, asset management, private banking, card member services, commercial banking, and home finance. The company serves business enterprises, institutions, and individuals. Information filed by JPM with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-5805 or its CIK Code: 0000019617.

Historical Performance of JPMorgan Chase & Co.

The following table sets forth the quarterly high and low intraday prices, as well as end-of-quarter closing prices on the relevant exchange, of this Reference Stock for each quarter in the period from January 2, 2008 through August 8, 2016. We obtained the data in these tables from the Bloomberg Professional® service, without independent verification by us. All historical prices are denominated in US dollars and rounded to the nearest penny. Historical prices of this Reference Stock should not be taken as an indication of its future performance.

Quarter Ending	Quarter High ($)	Quarter Low ($)	Quarter Close ($)	Quarter Ending	Quarter High ($)	Quarter Low ($)	Quarter Close ($)
March 31, 2008	42.95	36.02	49.28	September 30, 2012	40.48	33.10	42.08
June 30, 2008	34.31	33.96	49.75	December 31, 2012	43.97	38.83	44.54
September 30, 2008	46.70	29.25	48.35	March 31, 2013	47.46	44.20	51.00
December 31, 2008	31.53	19.69	50.50	June 30, 2013	52.79	46.06	55.90
March 31, 2009	26.58	14.96	31.64	September 30, 2013	51.69	50.06	56.93
June 30, 2009	34.11	25.32	38.94	December 31, 2013	58.48	50.25	58.54
September 30, 2009	43.82	31.59	46.50	March 31, 2014	60.71	54.20	61.48
December 31, 2009	41.67	40.06	47.47	June 30, 2014	57.62	52.97	61.28
March 31, 2010	44.75	37.03	46.05	September 30, 2014	60.24	54.96	61.81
June 30, 2010	36.61	36.51	48.20	December 31, 2014	62.58	54.26	63.49
September 30, 2010	38.07	35.16	41.70	March 31, 2015	60.58	54.28	62.96
December 31, 2010	42.42	36.54	43.12	June 30, 2015	67.76	59.65	69.82
March 31, 2011	46.10	42.65	48.35	September 30, 2015	60.97	50.07	70.61
June 30, 2011	40.94	39.25	47.80	December 31, 2015	66.03	58.53	69.03
September 30, 2011	30.12	28.53	42.54	March 31, 2016	59.22	52.60	64.12
December 31, 2011	33.25	27.85	37.54	June 30, 2016	62.14	57.05	66.20
March 31, 2012	45.98	34.01	46.49	August 8, 2016*	66.10	58.76	66.48
June 30, 2012	35.73	30.83	46.35

* This free writing prospectus includes information for the third calendar quarter of 2016 for the period from July 1, 2016 through August 8, 2016. Accordingly, the “Quarter High,” “Quarter Low” and “Quarter Close” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2016.

The graph below illustrates the daily performance of this Reference Stock from January 2, 2008 through August 8, 2016 based on closing price information from the Bloomberg Professional® service. Past performance of this Reference Stock is not indicative of its future performance.

FWP-17

EVENTS OF DEFAULT AND ACCELERATION

If the Notes have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the Notes, the calculation agent will determine (i) the accelerated Payment at Maturity due and payable in the same general manner as described in “Payment at Maturity” in this free writing prospectus and (ii) any accrued but unpaid interest payable based upon the Coupon Rate calculated using the actual number of days in the applicable Coupon Payment Period, and on the basis of a 360-day year. In that case, the scheduled trading day immediately preceding the date of acceleration will be used as the Final Valuation Date for purposes of determining the accelerated Final Return for each Reference Stock, and the accelerated maturity date will be the third business day after the accelerated Final Valuation Date. If a market disruption event exists with respect to a Reference Stock on that scheduled trading day, then the accelerated Final Valuation Date will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled Final Valuation Date). The accelerated Maturity Date will also be postponed by an equal number of business days. For the avoidance of doubt, if no market disruption event exists with respect to a Reference Stock on the scheduled trading day preceding the date of acceleration, the determination of such Reference Stock’s Final Return will be made on such date, irrespective of the existence of a market disruption event with respect to any of the other Reference Stocks occurring on such date.

If the Notes have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the Notes. For more information, see “Description of Debt Securities—Senior Debt Securities—Events of Default” in the accompanying prospectus.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We have appointed HSBC Securities (USA) Inc., an affiliate of HSBC, as the agent for the sale of the Notes. Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc. will purchase the Notes from HSBC at the price to public less the underwriting discount set forth on the cover page of the pricing supplement to which this free writing prospectus relates, for distribution to other registered broker-dealers or will offer the Notes directly to investors. HSBC Securities (USA) Inc. proposes to offer the Notes at the price to public set forth on the cover page of this free writing prospectus. HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 1.25% per $1,000 Principal Amount of Notes in connection with the distribution of the Notes to other registered broker-dealers.

An affiliate of HSBC has paid or may pay in the future an amount to broker-dealers in connection with the costs of the continuing implementation of systems to support the Notes.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions after the initial sale of the Notes, but is under no obligation to make a market in the Notes and may discontinue any market-making activities at any time without notice.

We expect that delivery of the Notes will be made against payment for the notes on or about the Original Issue Date, which is more than three business days following the Trade Date. Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than three business days prior to the Original Issue Date will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisors.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-59 in the prospectus supplement.

FWP-18

U.S. FEDERAL INCOME TAX CONSIDERATIONS

There is no direct legal authority as to the proper tax treatment of the Notes, and therefore significant aspects of the tax treatment of the Notes are uncertain as to both the timing and character of any inclusion in income in respect of the Notes. Under one approach, each Note should be treated as (i) a put option written by you (the “Put Option”) that permits us to settle the Put Option in shares of the Least Performing Reference Stock, or at our option, the cash value of those shares, and (ii) a deposit with us of cash in an amount equal to the Principal Amount of the Note (the “Deposit”) to secure your potential obligation under the Put Option, as described in the prospectus supplement under the heading “U.S. Federal Income Tax Considerations – Tax Treatment of U.S. Holders –Certain Notes Treated as Put Option and a Deposit or an Executory Contract – Certain Notes Treated as a Put Option and a Deposit.”  We intend to treat the Notes consistent with this approach, and we intend to treat the Deposits as non-contingent debt instruments for U.S. federal income tax purposes. Pursuant to the terms of the Notes, you agree to treat each Note as consisting of the Deposit and the Put Option for all U.S. federal income tax purposes.  Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Morrison & Foerster LLP, it is reasonable to treat a Note as consisting of the Deposit and the Put Option for all U.S. federal income tax purposes. Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes, other characterizations and treatments are possible and the timing and character of income in respect of the Notes might differ from the treatment described above. We do not plan to request a ruling from the Internal Revenue Service (the “IRS”) regarding the tax treatment of the Notes, and the IRS or a court may not agree with the tax treatment described in this free writing prospectus.

We will not attempt to ascertain whether any of the issuers of the Reference Stocks would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If one or more of the issuers of the Reference Stocks were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the issuers of the Reference Stocks and consult your tax advisor regarding the possible consequences to you if one or more of the issuers of the Reference Stocks is or becomes a PFIC or a USRPHC.

U.S. Holders. Please see the discussion under the heading “U.S. Federal Income Tax Considerations — Tax Treatment of U.S. Holders – Certain Notes Treated as a Put Option and a Deposit or an Executory Contract — Certain Notes Treated as a Put Option and a Deposit” in the accompanying prospectus supplement for further discussion of U.S. federal income tax considerations applicable to U.S. holders (as defined in the accompanying prospectus supplement). For purposes of dividing the Annual Coupon Rate of at least 10.00% (to be determined on the Pricing Date) on the Notes among interest on the Deposit and Put Premium, [●]% constitutes interest on the Deposit and [●]% constitutes Put Premium.

If the Notes are redeemed prior to maturity, you should recognize the total Put Premium received as short-term capital gain at that time.

Non-U.S. Holders. Please see the discussion under the heading “U.S. Federal Income Tax Considerations—Tax Treatment of Non-U.S. Holders” in the accompanying prospectus supplement for further discussion of U.S. federal income tax considerations applicable to non-U.S. holders (as defined in the accompanying prospectus supplement). Because the U.S. federal income tax treatment (including the applicability of withholding) of coupon payments on the Notes is uncertain, the entire amount of the coupon payment will be subject to U.S. federal income tax withholding at a 30% rate (or at a lower rate under an applicable income tax treaty). We will not pay any additional amounts in respect of such withholding. Additionally, recently finalized Treasury Regulations provide that withholding on “dividend equivalent” payments (as discussed in the accompanying prospectus supplement), if any, will not apply to Notes issued before January 1, 2017.

Foreign Account Tax Compliance Act. The IRS has announced that withholding under the Foreign Account Tax Compliance Act (as discussed in the accompanying prospectus supplement) on payments of gross proceeds from a sale, exchange, redemption, or other disposition of the Notes will only apply to dispositions after December 31, 2018.

PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.

FWP-19

TABLE OF CONTENTS

You should only rely on the information contained in this free writing prospectus, the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this free writing prospectus, the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This free writing prospectus, the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus are not an offer to sell these Notes, and these documents are not soliciting an offer to buy these Notes, in any jurisdiction where the offer or sale is not permitted. You should not, under any circumstances, assume that the information in this free writing prospectus, the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus is correct on any date after their respective dates.

HSBC USA Inc.

$    Autocallable Yield Notes

August 10, 2016

FREE WRITING PROSPECTUS

Free Writing Prospectus
General	FWP-6
Payment on the Notes	FWP-6
Investor Suitability	FWP-8
Risk Factors	FWP-9
Illustrative Examples	FWP-12
Information Relating to the Reference Stocks	FWP-15
Events of Default and Acceleration	FWP-18
Supplemental Plan of Distribution (Conflicts of Interest)	FWP-18
U.S. Federal Income Tax Considerations	FWP-19

Stock-Linked Underlying Supplement
Risk Factors	S-1
Additional Terms of the Notes	S-4
Information Regarding the Reference Stocks and the Reference Stock Issuers	S-10

Prospectus Supplement
Risk Factors	S-1
Pricing Supplement	S-8
Description of Notes	S-10
Use of Proceeds and Hedging	S-33
Certain ERISA Considerations	S-34
U.S. Federal Income Tax Considerations	S-37
Supplemental Plan of Distribution (Conflicts of Interest)	S-59

Prospectus
About this Prospectus	1
Risk Factors	2
Where You Can Find More Information	3
Special Note Regarding Forward-Looking Statements	4
HSBC USA Inc.	6
Use of Proceeds	7
Description of Debt Securities	8
Description of Preferred Stock	19
Description of Warrants	25
Description of Purchase Contracts	29
Description of Units	32
Book-Entry Procedures	35
Limitations on Issuances in Bearer Form	40
U.S. Federal Income Tax Considerations Relating to Debt Securities	40
Plan of Distribution (Conflicts of Interest)	49
Notice to Canadian Investors	52
Notice to EEA Investors	53
Notice to UK Investors	54
UK Financial Promotion	54
Certain ERISA Matters	55
Legal Opinions	57
Experts	58